                                                               EXHIBIT (a)(1)(A)
                           OFFER TO PURCHASE FOR CASH
                                 (THE "OFFER")
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                 (THE "SHARES")
   (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS (THE "RIGHTS"))
                                       OF

                               IKOS SYSTEMS, INC.
                                (THE "COMPANY")
                                       AT
                              $11.00 NET PER SHARE
                                       BY

                               FRESNO CORPORATION
                                 ("PURCHASER"),
                          A WHOLLY-OWNED SUBSIDIARY OF

                          MENTOR GRAPHICS CORPORATION
                                   ("MENTOR")

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON TUESDAY, JANUARY 8, 2002, UNLESS THE OFFER IS EXTENDED.

                                   IMPORTANT

     If you wish to tender all or any part of your Shares, prior to the expiration date of the Offer you should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal included with this Offer to Purchase, have your signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile thereof) and any other required documents to the depositary for the Offer and either deliver the certificates for such Shares to the depositary for the Offer along with the Letter of Transmittal (or a facsimile thereof) or deliver such Shares pursuant to the procedures for book-entry transfers set forth in "The Offer -- Procedure for Tendering Shares and Rights" of this Offer to Purchase, or (2) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If you have Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such broker, dealer, commercial bank, trust company or other nominee if you desire to tender your Shares. Unless and until Purchaser declares that the Rights Condition (as defined herein) is satisfied, stockholders will be required to tender one Right for each Share tendered in order to effect a valid tender of such Share.
     If you desire to tender your Shares and associated Rights and your certificates for such Shares (or, if applicable, associated Rights) are not immediately available, or you cannot comply with the procedures for book-entry transfers described in this Offer to Purchase on a timely basis, you may tender such Shares by following the procedures for guaranteed delivery set forth in "The Offer -- Procedure for Tendering Shares and Rights."
     A summary of the principal terms of the Offer appears on pages 1-5 of this Offer to Purchase.
     If you have questions about the Offer, you may call MacKenzie Partners, Inc., the information agent for the Offer, at its address and telephone number set forth on the back cover of this Offer to Purchase. You can also obtain additional copies of this Offer to Purchase, the related Letter of Transmittal and the Notice of Guaranteed Delivery from MacKenzie Partners, Inc., or your broker, dealer, commercial bank, trust company or other nominee.
     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

December 7, 2001

                               TABLE OF CONTENTS

                                                                 PAGE
                                                                 ----
SUMMARY TERM SHEET.............................................    1
INTRODUCTION...................................................    6
THE OFFER......................................................    8
 1. Terms of the Offer; Expiration Date........................    8
 2. Extension of Tender Period; Termination; Amendment.........    8
 3. Acceptance for Payment and Payment.........................    9
 4. Procedure for Tendering Shares and Rights..................   10
 5. Withdrawal Rights..........................................   13
 6. Certain United States Federal Income Tax Considerations....   13
 7. Price Range of Shares; Dividends...........................   15
 8. Certain Information Concerning the Company.................   15
 9. Certain Information Concerning Purchaser and Mentor........   16
10. Source and Amount of Funds.................................   17
11. Background of the Offer....................................   17
12. Purpose and Structure of the Offer; Plans for the Company;
  Appraisal Rights.............................................   22
13. Effect of the Offer on the Market for the Shares; Stock
  Exchange Listing(s); Registration under the Exchange Act.....   23
14. Dividends and Distributions................................   24
15. Conditions to the Offer....................................   24
16. Certain Legal Matters; Regulatory Approvals................   28
17. Fees and Expenses..........................................   31
18. Legal Proceedings between Mentor and the Company...........   32
19. Miscellaneous..............................................   32
Schedule I -- Directors and Executive Officers of Mentor and
  Purchaser....................................................   34
Schedule II -- Transactions in Shares in the Past 60 Days......   38

                               SUMMARY TERM SHEET

     This summary term sheet is a brief description of the Offer being made by Mentor ("Mentor") through Fresno Corporation ("Purchaser"), a wholly-owned subsidiary of Mentor, to purchase all of the issued and outstanding common stock, par value $0.01 per share (the "Shares"), of IKOS Systems, Inc. (the "Company"), including the associated preferred stock purchase rights (the "Rights") issued pursuant to the Amended and Restated Rights Agreement, dated January 22, 1999, between the Company and Bank Boston, N.A., as amended (the "Rights Agreement"), at a price of $11.00 per Share net to the seller in cash, without interest. The following are some of the questions you, as a stockholder of the Company, may have and answers to those questions. You should carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete, and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES? WHY?

     Our name is Mentor Graphics Corporation. We are an Oregon corporation and are making the Offer through our wholly-owned subsidiary, Fresno Corporation, a Delaware corporation, which was formed for the purpose of making a tender offer for the Shares. The tender offer is the first step in our plan to acquire all of the outstanding Shares.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

     We are seeking to purchase all of the issued and outstanding Shares, including the associated Rights. On the date of this Offer to Purchase, Mentor beneficially owns 841,600 Shares (100 of which are owned of record by Purchaser). The Company's last public disclosure stated that as of September 29, 2001, there were 9,225,000 Shares outstanding.

WHAT ARE THE "ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS"?

     The associated preferred stock purchase rights were issued to all stockholders of the Company, but currently are not represented by separate certificates. Instead, these rights are represented by the certificates for your Shares. Unless the Rights are distributed to stockholders, a tender of your Shares will include a tender of the associated Rights. If the Rights are distributed, a holder will need to tender one right with each share tendered. We will not pay any additional consideration for the tender of a Right.

HOW MUCH ARE YOU OFFERING TO PAY FOR MY SECURITIES AND WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

     We are offering to pay $11.00 per Share, net to you, in cash, without interest. If you tender your Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     Yes. We will need approximately $100 million to purchase all Shares pursuant to the Offer and to pay related fees and expenses. Since we will have more than $100 million in cash and working capital available to buy all of the Shares outstanding and pay related fees and expenses, the Offer is not subject to any financing condition.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

     Since we have sufficient cash and working capital to purchase the Shares and pay all fees relating to the Offer, the Offer is not subject to any financing condition. Therefore, we believe our financial condition is not material to your decision whether to tender in the Offer. If you do not tender in the Offer, in the subsequent merger (if it occurs), you will receive, for each Share you hold, the same cash price paid under the terms of the Offer. If you would like additional information about our financial condition, please see "The Offer -- Certain Information Concerning Purchaser and Mentor -- Available Information."

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     You have until at least 12:00 Midnight, New York City time, on Tuesday, January 8, 2002, to decide whether to tender your Shares in the Offer. Further, if you cannot deliver everything required to make a valid tender to Wilmington Trust Company, the depositary for the Offer, prior to such time, you may be able to use a guaranteed delivery procedure, which is described in "The
Offer -- Procedure for Tendering Shares and Rights."

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

     We may, in our sole discretion, extend the Offer at any time or from time to time. We may extend, for instance, if any of the conditions specified in "The Offer -- Conditions to the Offer" are not satisfied prior to the scheduled expiration date of the Offer.

     We may also elect to provide a "subsequent offering period" for the Offer. A subsequent offering period, if we include one, will be an additional period of time beginning after we have purchased Shares tendered during the Offer, during which stockholders may tender their Shares and receive payment for Shares validly tendered. If we decide to provide a subsequent offering period, we will make a public announcement of our decision at least five business days in advance. We do not currently intend to include a subsequent offering period, although we reserve the right to do so. See "The Offer -- Terms of the Offer; Expiration Date."

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     If we decide to extend the Offer, we will inform Wilmington Trust Company, the depositary for the Offer, of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the business day after the day on which the Offer was scheduled to expire.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

     The most significant conditions to the Offer are the following, any or all of which may be waived by Purchaser in its sole discretion:

     - That the Company's stockholders validly tender and do not withdraw prior to the expiration date of the Offer the number of Shares (including the associated Rights) representing, together with the Shares owned by Mentor, at least a majority of the total number of outstanding Shares on a fully diluted basis.

     - That Mentor is satisfied, in its sole discretion, that the Agreement and Plan of Merger and Reorganization dated July 2, 2001, among the Company, Synopsys, Inc. and Oak Merger Corporation (the "Synopsys Agreement") has been terminated in accordance with the terms of such agreement as in effect on the date of this Offer to Purchase or such other terms as may be satisfactory to Mentor in its sole discretion.

     - That the termination fee provision in the Synopsys Agreement has been invalidated or the obligation to pay any amounts pursuant to such provision has been terminated, without any termination fee, or any portion thereof, having been paid by the Company or any of its affiliates pursuant to the Synopsys Agreement.

     - That the board of directors of the Company redeems the Rights in accordance with the terms of such Rights as in effect at such time or Mentor is satisfied, in its sole discretion, that the Rights have been invalidated or are otherwise inapplicable to the Offer and the proposed merger of Purchaser with and into the Company (the "Proposed Merger").

     - That Mentor is satisfied, in its sole discretion, that the provisions of
       Section 203 of the Delaware General Corporation Law do not apply to or otherwise restrict the Offer and the Proposed Merger.

     - That any waiting periods under applicable antitrust laws have expired or have been terminated.

     - That the Company's stockholders do not approve the Synopsys Agreement.

     - That the Company has not entered into or effectuated any agreement or transaction with any person or entity having the effect of impairing Purchaser's ability to acquire the Company or otherwise diminishing the expected economic value to Mentor of the acquisition of the Company.

For a complete list of the conditions to the Offer, see "The Offer -- Conditions to the Offer."

HOW DO I TENDER MY SHARES?

     To tender Shares, you must deliver the certificates representing your Shares and, if applicable, Rights, together with a completed Letter of Transmittal, to Wilmington Trust Company, the depositary for the Offer, not later than the time the Offer expires. If your Shares are held in street name by your broker, dealer, commercial bank, trust company or other nominee, such nominee can tender your Shares through The Depository Trust Company. If you cannot deliver everything required to make a valid tender to the depositary prior to the expiration date of the Offer, you may have a limited amount of additional time by having a broker, a bank or other fiduciary which is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the depositary within three Nasdaq National Market trading days after the expiration of the Offer. However, the depositary must receive the missing items within that three trading day period. See "The Offer -- Procedures for Tendering Shares and Rights."

UNTIL WHAT TIME CAN I WITHDRAW TENDERED SHARES?

     You can withdraw tendered Shares at any time until the Offer has expired and, if we have not agreed to accept your Shares for payment by February 4, 2002, you can withdraw them at any time after such date until we accept Shares for payment. If we decide to provide a subsequent offering period, we will accept Shares tendered during that period immediately and thus you will not be able to withdraw Shares tendered in the Offer during any subsequent offering period. See "The Offer -- Withdrawal Rights."

HOW DO I WITHDRAW TENDERED SHARES?

     To withdraw Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to Wilmington Trust Company, the depositary for the Offer, while you have the right to withdraw the Shares. See "The Offer -- Withdrawal Rights."

WHEN AND HOW WILL I BE PAID FOR MY TENDERED SHARES?

     Subject to the terms and conditions of the Offer, we will pay for all validly tendered and not withdrawn Shares promptly after the expiration date of the Offer, subject to the satisfaction or waiver of the conditions to the Offer, as set forth in "The Offer -- Conditions to the Offer." We will pay for your validly tendered and not withdrawn Shares by depositing the purchase price with Wilmington Trust Company, the depositary for the Offer, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by Wilmington Trust Company of certificates for such Shares and, if applicable, Rights (or of a confirmation of a book-entry transfer of such Shares and Rights as described in "The Offer -- Procedure for Tendering Shares and Rights"), a properly completed and duly executed Letter of Transmittal and any other required documents for such Shares and Rights.

WHAT DOES THE BOARD OF DIRECTORS OF THE COMPANY THINK OF THIS OFFER?

     The board of directors of the Company has not approved the Offer or otherwise commented on it as of the date of this Offer to Purchase. Within 10 business days after the date of this Offer to Purchase, the Company is required to publish, send or give to you (and file with the Securities and Exchange Commission ("SEC")) a statement as to whether it recommends acceptance or rejection of this Offer, that it has no opinion with respect to this Offer or that it is unable to take a position with respect to this Offer.

WILL THE OFFER BE FOLLOWED BY A MERGER?

     If we enter into a merger agreement with the Company and if we accept for payment and pay for the number of Shares that represent, together with Shares owned by Mentor, at least a majority of the outstanding Shares on a fully diluted basis (or fewer Shares, if we waive the Minimum Condition, as defined herein), we intend to consummate the Proposed Merger, which is a second-step merger in which Purchaser is expected to be merged with and into the Company with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Mentor. Additionally, if we accept for payment and pay for the number of Shares that represent, together with Shares owned by Mentor, at least 90% of the outstanding Shares, we would have sufficient voting power to approve the Proposed Merger without the affirmative vote of any other stockholder of the Company. If the Proposed Merger takes place, Mentor will own all of the Shares and all remaining stockholders (other than Mentor, Purchaser, or other subsidiaries of Mentor) will receive, for each Share they hold, the same cash price paid under the terms of the Offer.

IF THE NUMBER OF SHARES THAT REPRESENT, TOGETHER WITH SHARES OWNED BY MENTOR, 90% OF THE OUTSTANDING SHARES ARE TENDERED AND ACCEPTED FOR PAYMENT, WILL THE COMPANY CONTINUE AS A PUBLIC COMPANY?

     Yes; however, if and when the Proposed Merger takes place, the Company will no longer be publicly traded. It is possible that, following the expiration date of the Offer and prior to the merger, if we purchase all the tendered Shares, there may be so few remaining stockholders and publicly held Shares that:

     - the Shares will no longer be eligible to be traded on the Nasdaq National Market or any securities exchange;

     - there may not be an active public trading market, or, possibly, any public trading market, for the Shares; and

     - the Company may cease making filings with the SEC or otherwise cease being subject to the SEC rules relating to publicly held companies.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     If the Proposed Merger takes place, stockholders not tendering in the Offer will receive the same amount of cash per Share that they would have received had they tendered their Shares in the Offer, subject to any appraisal rights properly exercised under Delaware law. Therefore, if the Proposed Merger takes place and you do not exercise appraisal rights, the only difference to you between tendering your Shares and not tendering your Shares is that you will be paid earlier if you tender your Shares. However, if the Proposed Merger does not take place and the Offer is consummated, the number of stockholders and Shares that are still in the hands of the public may be so small that there will no longer be an active public trading market, or, possibly, any public trading market, for the Shares, which may affect prices at which Shares trade. Also, as described above, the Company may cease making filings with the SEC or otherwise cease being subject to the SEC rules relating to publicly held companies.

ARE APPRAISAL RIGHTS AVAILABLE IN EITHER THE OFFER OR THE PROPOSED MERGER?

     Appraisal rights are not available in the Offer. If the Proposed Merger is consummated, holders of Shares at the effective time of that merger who do not vote in favor of, or consent to, the Proposed Merger will have rights under
Section 262 of the Delaware General Corporation Law to demand appraisal of their Shares. Under Section 262, stockholders who demand appraisal and comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares, exclusive of any element of value arising from the accomplishment or expectation of the Proposed Merger, and to receive payment of that fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Proposed Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Proposed Merger.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On June 29, 2001, the last full trading day before the date the Company entered into the Agreement and Plan of Merger and Reorganization dated July 2, 2001 among the Company, Synopsys, Inc. and Oak Merger Corporation, the closing price of a Share of the Company was $7.36.

     Between July 2, 2001 and December 6, 2001, the closing price of a Share ranged between $2.85 and $8.05, and on December 6, 2001, the last full trading day before the date of this Offer to Purchase, the closing price of a Share of the Company was $8.05. We advise you to obtain a recent quotation for Shares before deciding whether to tender your Shares.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

     You can call MacKenzie Partners, Inc., the information agent for the Offer, at (800) 322-2885 (toll free).

To the Holders of Common Stock of IKOS Systems, Inc.:

                                  INTRODUCTION

     We are Mentor Graphics Corporation, an Oregon corporation ("Mentor"). Through our wholly-owned subsidiary Fresno Corporation, a Delaware corporation ("Purchaser"), we hereby offer to purchase all of the issued and outstanding common stock, par value $0.01 per share (the "Shares"), of IKOS Systems, Inc., a Delaware corporation (the "Company"), including the associated preferred stock purchase rights (the "Rights") issued pursuant to the Amended and Restated Rights Agreement, dated January 22, 1999, between the Company and Bank Boston, N.A., as amended (the "Rights Agreement"), at the price of $11.00 per Share net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together, as amended, supplemented or otherwise modified from time to time, constitute the "Offer"). All references to Rights include all benefits that may inure to holders of the Rights under the Rights Agreement and, unless the context otherwise requires, all references in this Offer to Purchase to Shares include the Rights.

     If you tender your Shares to us in the Offer, you will not be obligated to pay brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. We will pay all charges and expenses of Wilmington Trust Company (the "Depositary") and MacKenzie Partners, Inc. (the "Information Agent") incurred in connection with the Offer. See "The Offer -- Fees and Expenses."

     The purpose of the Offer and the proposed second-step merger is to enable Mentor to acquire control of, and the entire equity interest in, the Company. Mentor currently intends, as soon as practicable following consummation of the Offer, to seek to have Purchaser consummate a merger with and into the Company (the "Proposed Merger"), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Mentor. Pursuant to the Proposed Merger, at the effective time of the Proposed Merger (the "Effective Time"), each then remaining Share outstanding (other than Shares owned by Mentor, Purchaser or other subsidiaries of Mentor, all of which will be cancelled, and other than Shares that are held by stockholders, if any, who properly exercise their appraisal rights under the Delaware General Corporation Law (the "DGCL")) would be converted into the right to receive $11.00, net to the seller in cash, without interest (the "Merger Consideration").

     The Offer is conditioned upon, among other things (1) there being validly tendered and not withdrawn prior to the expiration date of the Offer a number of Shares, including the associated Rights, representing, together with the Shares owned by Mentor, at least a majority of the total number of outstanding Shares on a fully diluted basis (the "Minimum Condition"); (2) Mentor being satisfied, in its sole discretion, that the Agreement and Plan of Merger and Reorganization dated July 2, 2001 among the Company, Synopsys, Inc. and Oak Merger Corporation (the "Synopsys Agreement") has been terminated in accordance with the terms of such agreement as in effect on the date of this Offer to Purchase or such other terms as may be satisfactory to Mentor in its sole discretion (the "Synopsys Agreement Condition"); (3) the termination fee provision in the Synopsys Agreement having been invalidated or the obligations to pay any amounts pursuant to such provision having been terminated, without any termination fee, or any portion thereof, having been paid by the Company or any of its affiliates pursuant to the Synopsys Agreement (the "Termination Condition"); (4) the Rights having been redeemed by the board of directors of the Company in accordance with the terms of such Rights as in effect at such time or Mentor being satisfied, in its sole discretion, that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed Merger (the "Rights Condition"); (5) Mentor being satisfied, in its sole discretion, that the provisions of Section 203 of the DGCL do not apply to or otherwise restrict the Offer and the Proposed Merger (the "Section 203 Condition"); (6) the Company's stockholders not having approved the Synopsys Agreement (the "Approval Condition"); (7) the Company not having entered into or effectuated any agreement or transaction with any person or entity having the effect of impairing Purchaser's ability to acquire the Company or otherwise diminishing the expected economic value to Mentor of the acquisition of the Company (the "Impairment Condition"); and (8) any waiting periods under applicable antitrust laws having expired or been terminated. Any or all of the conditions set forth in (1)-(8) above may be waived by Purchaser in its sole discretion. The Offer is also subject to other conditions. See "The Offer -- Conditions to the Offer."

     In the event the Offer is terminated or not consummated, or after the expiration of the Offer and pending the consummation of the Proposed Merger, in accordance with applicable law and any merger agreement that it may enter into with the Company, Mentor may explore any and all options which may be available. In this regard, and after expiration or termination of the Offer, Mentor may seek to acquire additional Shares, through open market purchases, block trades, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as Mentor may determine, which may be more or less than the price offered or paid per Share pursuant to the Offer and could be for cash or other consideration.

     THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF STOCKHOLDERS OF THE COMPANY OR A SOLICITATION OF AGENT DESIGNATIONS TO CALL A SPECIAL MEETING OF STOCKHOLDERS OF THE COMPANY. ANY SOLICITATION OF PROXIES WHICH PURCHASER OR MENTOR MIGHT MAKE WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF
SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934 AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE "EXCHANGE ACT").

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

                                   THE OFFER

     1. Terms of the Offer; Expiration Date. On the terms and subject to the conditions set forth in this Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and pay for all Shares, including the associated Rights, that are validly tendered prior to the Expiration Date and not properly withdrawn.

     "Expiration Date" means 12:00 Midnight, New York City time, on Tuesday, January 8, 2002, unless we extend the period of time for which the Offer is open, in which event "Expiration Date" means the latest time and date at which the Offer, as so extended, shall expire.

     The Offer is scheduled to expire on January 8, 2001 because President Bush signed an executive order on December 6, 2001 directing federal agencies to close their offices on December 24, 2001. Under a SEC staff interpretation, the executive order resulted in December 24, 2001 not being a "business day" within Rule 14d-1(g)(3) and therefore not being included in calculating the twenty business day minimum period for purposes of Rule 14e-1(a) under the Exchange Act. If President Bush issues a similar executive order for December 31, 2001, the Offer will be scheduled to expire on January 9, 2001, instead of January 8, 2001.

     The Offer is conditioned upon, among other things, (1) the Minimum Condition having been satisfied, (2) the Synopsys Agreement Condition having been satisfied, (3) the Termination Fee Condition having been satisfied, (4) the Rights Condition having been satisfied, (5) the Section 203 Condition having been satisfied, (6) the Approval Condition having been satisfied, (7) the Impairment Condition having been satisfied, and (8) any waiting periods under applicable antitrust laws having expired or been terminated. The Offer is also subject to other conditions as described in "The Offer -- Conditions to the Offer." If any such condition is not satisfied, we may: (a) terminate the Offer and return all tendered Shares; (b) extend the Offer and, subject to certain conditions and to your withdrawal rights as set forth in "The
Offer -- Withdrawal Rights," retain all Shares until the expiration date of the Offer as so extended; or (c) waive the Minimum Condition and, subject to any requirement to extend the period of time during which the Offer must remain open, purchase all Shares validly tendered prior to the Expiration Date and not withdrawn or delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer. For a description of our right to extend, amend, delay or terminate the Offer, see "The Offer -- Extension of Tender Period; Termination; Amendment," and "The Offer -- Conditions to the Offer."

     Under Exchange Act Rule 14d-11, Purchaser may, subject to certain conditions, provide a subsequent offering period of from three to 20 business days in length following the expiration of the Offer on the Expiration Date. A subsequent offering period would be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which stockholders may tender Shares not tendered in the Offer. A subsequent offering period, if one is included, is not an extension of the Offer, which already will have been completed.

     Purchaser does not currently intend to include a subsequent offering period in the Offer, although it reserves the right to do so in its sole discretion. Under Exchange Act Rule 14d-7, no withdrawal rights apply to Shares and Rights tendered during a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to Shares and Rights tendered in the Offer and accepted for payment. Purchaser will pay the same consideration to stockholders tendering Shares in the Offer or in a subsequent offering period, if it includes one.

     On the date of this Offer to Purchase, Mentor beneficially owns 841,600 Shares (100 of which are owned of record by Purchaser). According to the Company's Schedule 14A filed October 31, 2001, there were 9,225,000 Shares outstanding as of September 29, 2001. According to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001, there were 3,155,594 stock options outstanding as of June 15, 2001. For purposes of the Minimum Condition, "fully diluted basis" assumes that all outstanding stock options are presently exercisable. The actual minimum number of Shares will depend on the facts as they exist on the date of purchase.

     2. Extension of Tender Period; Termination; Amendment. We reserve the right to extend the Expiration Date, in our sole discretion, if at the scheduled Expiration Date any of the conditions to the Offer have not been satisfied or waived. We also have the right to extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the SEC Staff applicable to the Offer or any period required by applicable law. We expressly reserve the right to waive any of the conditions to the Offer, to make any change in the terms of our conditions to the Offer and to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Exchange Act.

     If we increase or decrease the percentage of Shares being sought or increase or decrease the consideration to be paid for Shares pursuant to the Offer and the Offer is scheduled to expire at any time before the expiration of 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the Offer will be extended until the expiration of 10 business days from, and including, the date of such notice. If we make a material change in the terms of the Offer (other than a change in price or percentage of securities sought) or in the information concerning the Offer, or waive a material condition of the Offer, we will extend the Offer, if required by applicable law, for a period sufficient to allow you to consider the amended terms of the Offer. In a published release, the SEC has stated its view that an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition such as the Minimum Condition is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price or percentage of Shares sought, a minimum of 10 business days may be required to allow adequate dissemination and investor response. "Business day" means any day other than Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

     Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement, in the case of an extension of the Offer to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes in the information published, sent or given to any stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes), and without limiting the manner in which we may choose to make any public announcement, we have no obligation to publish, advertise or otherwise communicate any public announcements other than by issuing a press release to the Dow Jones News Service.

     If we extend the time during which the Offer is open, or if we are delayed in its acceptance for payment of or payment for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf and those Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described herein under "The Offer -- Withdrawal Rights." However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the bidder's offer.

     As of the date of this Offer to Purchase, the Rights are evidenced by the share certificates evidencing the Shares (the "Share Certificates") and do not trade separately. Accordingly, by tendering a Share Certificate, a stockholder is automatically tendering a similar number of associated Rights. If, however, pursuant to the Rights Agreement or for any other reason, the Rights detach and separate certificates evidencing the Rights ("Rights Certificates") are issued, stockholders will be required to tender Rights Certificates evidencing a number of Rights equal to the number of Shares tendered in order to effect a valid tender of such Shares.

     Pursuant to Rule 14d-5 under the Exchange Act and Section 220 of the Delaware General Corporation Law, requests are being made to the Company for the use of the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. Upon compliance by the Company with such requests, this Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists for subsequent transmittal to beneficial owners of Shares.

     3. Acceptance for Payment and Payment. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment and pay for all Shares that are validly tendered on or prior to the Expiration Date and not properly withdrawn pursuant to the Offer as soon as we are permitted to do so under applicable law, subject to the satisfaction or waiver of the conditions set forth in "The Offer -- Conditions to the Offer." In addition, we reserve the right, subject to compliance with Rule 14e-1(c) under the Exchange Act, to delay the acceptance for payment or payment for Shares pending receipt of any regulatory or governmental approvals to the Offer as described under the caption "The Offer -- Certain Legal Matters; Regulatory Approvals." For a description of our right to terminate the Offer and not accept for payment or pay for Shares or to delay acceptance for payment or payment for Shares, see "The Offer -- Extension of Tender Period; Termination; Amendment."

     For purposes of the Offer, we shall be deemed to have accepted for payment tendered Shares when, as and if we give oral or written notice of our acceptance to the Depositary. We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary. The Depositary will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares, and, if applicable, Rights (or of a confirmation of a book-entry transfer of such Shares and Rights into the Depositary's account at the Book-Entry Transfer Facility (as defined in "The Offer -- Procedure for Tendering Shares and Rights")), a properly completed and duly executed Letter of Transmittal and any other required documents. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times. For a description of the procedure for tendering Shares pursuant to the Offer, see "The Offer -- Procedure for Tendering Shares and Rights."

     Under no circumstances will we pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any delay in making such payment. If we increase the consideration to be paid for Shares pursuant to the Offer, we will pay such increased consideration for all Shares purchased pursuant to the Offer.

     We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment. If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted for more Shares and, if applicable, Rights than are tendered, certificates for such unpurchased or untendered Shares and Rights will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility as defined below), without expense to you, as promptly as practicable following the expiration or termination of the Offer.

     4. Procedure for Tendering Shares and Rights. To tender Shares and, if applicable, Rights pursuant to the Offer, either (1) the Depositary must receive at one of its addresses set forth on the back cover of this Offer to Purchase
(A) a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal and (B) certificates for the Shares and, if applicable, Rights to be tendered or delivery of such Shares pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery including an Agent's Message (as defined below) if the tendering stockholder has not delivered a Letter of Transmittal), in each case by the Expiration Date, or (2) the guaranteed delivery procedure described below must be complied with.

     Separate Delivery of Rights Certificates. If the date upon which the Company distributes Rights Certificates to its stockholders pursuant to the Rights Agreement (the "Distribution Date") does not occur prior to the Expiration Date, a tender of Shares will also constitute a tender of the associated Rights. If the Distribution Date occurs and the Company distributes Rights Certificates prior to the time a stockholder's Shares are tendered pursuant to the Offer, in order for Rights and the corresponding Shares to be validly tendered, Rights Certificates representing a number of Rights equal to the number of Shares tendered must be delivered to the Depositary or, if book-entry delivery is available with respect to Rights, an Agent's Message (as defined below) must be received by the Depositary with respect thereto. If the Distribution Date occurs and the Rights Certificates are not distributed prior to the time Shares are tendered pursuant to the Offer, Rights may be tendered prior to a stockholder receiving Rights Certificates by use of the guaranteed delivery procedure described below. In any case, a tender of Shares constitutes an agreement by the tendering stockholder to deliver Rights Certificates representing a number of Rights equal to the number of Shares tendered pursuant to the Offer to the Depositary within three Nasdaq National Market trading days of the date Rights Certificates are distributed. Purchaser reserves the right to require that the Depositary receive Rights Certificates, or an Agent's Message, if available, with respect to such Rights prior to accepting the related Shares for payment pursuant to the Offer if the Distribution Date occurs prior to the Expiration Date.

     If Purchaser declares that the Rights Condition is satisfied, Purchaser will not require delivery of Rights. Unless and until Purchaser declares that the Rights Condition is satisfied, holders of Shares will be required to tender one Right for each Share tendered to effect a valid tender of such share.

     The method of delivery of Share Certificates, Rights Certificates, if applicable, and all other required documents, including delivery through the Book-Entry Transfer Facility (as defined below), is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary including, in the case of a book-entry transfer, by Agent's Message. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

     Book-Entry Delivery. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, the Letter of Transmittal properly completed and duly executed together with any required signature guarantees or an Agent's Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary. "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such book-entry confirmation which such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     If the Distribution Date occurs prior to the Expiration Date, the Depositary will also make a request to establish an account with respect to the Rights at the Book-Entry Transfer Facility, but no assurance can be given that the book-entry delivery of Rights will be available. If book-entry delivery of Rights is available, the foregoing book-entry transfer procedures also will apply to Rights. Otherwise, if Rights Certificates have been issued, a tendering stockholder will be required to tender Rights by means of physical delivery of Rights Certificates to the Depositary (in which event references in this Offer to Purchase to book-entry confirmations with respect to Rights will be inapplicable) or pursuant to the guaranteed delivery procedure set forth below.

     Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association, Inc. (each an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (1) if the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" on the Letter of

Transmittal or (2) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If you wish to tender Shares and associated Rights pursuant to the Offer and cannot deliver such Share Certificates or, if applicable, Rights Certificates and all other required documents to the Depositary by the Expiration Date, or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Shares if all of the following conditions are met:

     - such tender is made by or through an Eligible Institution;

     - a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by Purchaser is received by the Depositary (as provided below) by the Expiration Date; and

     - the Share Certificates and, if applicable, Rights Certificates (or a confirmation of a book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantee or an Agent's Message and any other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq National Market trading days after the date of execution of the Notice of Guaranteed Delivery. If the Distribution Date occurs and the Rights Certificates are not distributed prior to the time Share Certificates are tendered, a tender of Share Certificates constitutes an agreement by the tendering stockholder to deliver Rights Certificates representing a number of Rights equal to the number of Shares tendered to the Depositary within three Nasdaq National Market trading days of the date Rights Certificates are distributed.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice. The method of delivery of Shares and associated Rights and all other required documents, including through the Book-Entry Transfer Facility, is at your option and risk, and the delivery will be deemed made only when actually received by the Depositary. If certificates for Shares and/or Rights are sent by mail, we recommend registered mail with return receipt requested, properly insured.

     Back-up Withholding. Under the federal income tax laws, the Depositary will be required to withhold a portion of the amount of any payments made to certain stockholders pursuant to the Offer or the Proposed Merger. In order to avoid such back-up withholding, you must provide the Depositary with your correct taxpayer identification number ("TIN") and certify that you are not subject to such back-up withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to back-up withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the stockholder and payment of cash to the stockholder pursuant to the Offer may be subject to back-up withholding. All stockholders tendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid back-up withholding. If you are a non-resident alien or foreign entity not subject to back-up withholding, you must give the Depositary a properly completed Form W-8BEN Certificate of Foreign Status or successor form in order to avoid backup withholding with respect to payments made to you.

     Grant of Proxy. By executing a Letter of Transmittal (or delivering an Agent's Message), you irrevocably appoint Walden C. Rhines and Gregory K. Hinckley as your proxies in the manner set forth in the Letter of Transmittal to the full extent of your rights with respect to the Shares tendered and accepted for payment by us (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies are irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon our acceptance for payment of such Shares. Upon such acceptance for payment, all prior proxies and consents granted by you with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given nor subsequent written consents executed (and, if previously given or executed, will cease to be effective). Our designees will be empowered to exercise all your voting and other rights as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the Company's stockholders, by written consent or otherwise. We reserve the right to require that, in order for Shares to be validly tendered, immediately upon our acceptance for payment of such Shares, we are able to exercise full voting rights with respect to such

Shares and other securities (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting).

     The foregoing proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the Company's stockholders, which will be made only pursuant to separate proxy solicitation materials complying with the Exchange Act.

     The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (1) you own the Shares being tendered and (2) you have the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such Shares, upon the terms and subject to the conditions of the Offer.

     Validity. We will determine, in our sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and our determination shall be final and binding. We reserve the absolute right to reject any or all tenders of Shares that we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Shares. Our interpretation of the terms and conditions of the Offer will be final and binding. None of Mentor, Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

     5. Withdrawal Rights. You may withdraw tenders of Shares made pursuant to the Offer at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after February 4, 2002 unless such Shares are accepted for payment as provided in this Offer to Purchase. A withdrawal of Shares will also constitute a withdrawal of the associated Rights. If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares pursuant to the Offer for any reason, or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this section.

     To withdraw tendered Shares, a written or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in "The
Offer -- Procedures for Tendering Shares and Rights" at any time prior to the Expiration Date.

     We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and our determination shall be final and binding. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

     If Purchaser provides a subsequent offering period following the Offer, no withdrawal rights will apply to Shares and Rights tendered during that subsequent offering period or to Shares and Rights tendered in the Offer and accepted for payment.

     6. Certain United States Federal Income Tax Considerations. The following summary of certain United States federal income tax consequences of the Offer and the Proposed Merger to United States Holders (as defined below) is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date of this Offer to Purchase, all of which may change, possibly with retroactive effect. This summary assumes that Shares are held as capital assets. It does not address all of the tax consequences that may be relevant to particular stockholders in light of their personal circumstances, or to other types of stockholders (including, without limitation, certain financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, "S" corporations, expatriates, tax-exempt organizations, Non-United States Holders (as defined below), persons who are subject to alternative minimum tax, persons who hold Shares as a position in a "straddle" or as part of a "hedging" or "conversion" transaction, persons that have a functional currency other than the United States dollar, or persons who acquired their Shares upon the exercise of stock options or otherwise as compensation). The Offer is conditioned, in part, upon the Rights having been redeemed or invalidated or being otherwise inapplicable to the Offer and the Proposed Merger. This discussion assumes the satisfaction of such condition and, as a result, that no portion of the consideration received by a stockholder pursuant to the Offer or the Proposed Merger is allocable to the Rights or the Rights Certificates. In addition, this discussion does not address any state, local or foreign tax consequences of the Offer or the Proposed Merger.

     WE URGE EACH HOLDER OF SHARES TO CONSULT ITS OWN TAX ADVISOR REGARDING THE UNITED STATES FEDERAL INCOME OR OTHER TAX CONSEQUENCES OF THE OFFER OR THE PROPOSED MERGER TO SUCH HOLDER.

     A "United States Holder" is a holder of Shares that for United States federal income tax purposes is (i) a citizen or resident of the United States;
(ii) a corporation or partnership created or organized in or under the laws of the United States or any State or the District of Columbia; (iii) an estate the income of which is subject to United States federal income taxation regardless of its source; or (iv) a trust (a) the administration over which a United States court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control and certain other trusts considered United States Holders for federal income tax purposes. A "Non-United States Holder" is a holder of Shares other than a United States Holder.

     The receipt of cash in exchange of Shares pursuant to the Offer or the Proposed Merger will be a taxable transaction for United States federal income tax purposes. In general, a United States Holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Proposed Merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder's adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Proposed Merger. Any such gain or loss would be long-term capital gain or loss if the holding period for the Shares exceeded one year. Long-term capital gains of noncorporate taxpayers is generally taxable at a maximum rate of 20%. Capital gains of corporate stockholders are generally taxable at the regular tax rates applicable to corporations.

     If the Proposed Merger is consummated, a United States Holder who exercises appraisal rights and receives cash in exchange for its Shares will generally recognize capital gain or loss equal to the difference between the cash received and the holder's adjusted tax basis in the Shares exchanged therefor.

     If the Rights are redeemed by the Company, the receipt of cash by a United States Holder in exchange for Rights will generally be a taxable transaction for United States federal income tax purposes. If the Rights are redeemed by the Company in satisfaction of the Rights Condition before the Distribution Date, the cash received will likely be treated as a dividend, taxable as ordinary income to the extent of the Company's current or accumulated earnings and profits, as determined under United States federal income tax principles. To the extent that the amount of the distribution exceeds the Company's current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the holder's tax basis in its Shares, and any remaining portion will be taxable as capital gain. Any such capital gain will be long-term capital gain if the holder has held the Shares for more than one year at such time. If the redemption of the Rights occurs on or after the Distribution Date, it is unclear whether the resulting gain will be treated as a dividend or as a sale or exchange of a capital asset.

     THE FOREGOING DOES NOT PURPORT TO BE AN ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO PARTICIPATION IN THE OFFER OR THE PROPOSED MERGER, AND IS NOT TAX ADVICE. THEREFORE, STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF TENDERING INTO THE OFFER OR EXCHANGING SHARES PURSUANT TO THE PROPOSED MERGER, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

     7. Price Range of Shares; Dividends. The Shares are listed and principally traded on the Nasdaq National Market under the symbol "IKOS." The following table sets forth for the calendar quarters indicated the high and low sales prices per Share on the Nasdaq National Market based on published financial sources.

                                                               HIGH     LOW
                                                              ------   -----
1999
  First Quarter.............................................  $ 6.38   $3.38
  Second Quarter............................................    9.94    4.94
  Third Quarter.............................................   10.88    6.13
  Fourth Quarter............................................    9.88    6.75
2000
  First Quarter.............................................  $15.50   $8.56
  Second Quarter............................................   13.00    8.25
  Third Quarter.............................................   13.38    9.25
  Fourth Quarter............................................   13.81    7.13
2001
  First Quarter.............................................  $17.44   $8.28
  Second Quarter............................................   11.38    6.43
  Third Quarter.............................................    8.24    2.95
  Fourth Quarter through December 6, 2001...................    8.05    2.85

     On June 29, 2001, the last full trading day before the date the Company entered into the Synopsys Agreement, the closing price of a Share of the Company was $7.36.

     Between July 2, 2001 and December 6, 2001, the price per Share on the Nasdaq National Market ranged between $2.85 and $8.05. On December 6, 2001, the last full trading day before the date of this Offer to Purchase, the reported closing sales price per Share on the Nasdaq National Market was $8.05. We urge you to obtain current market quotations for the Shares. The Company has never declared or paid cash dividends on its stock.

     Prior to the Distribution Date, the Rights are attached to outstanding Shares and may not be traded separately. As a result, the sales prices per Share set forth above include the associated Rights. As a result of the commencement of the Offer, the Distribution Date may occur, after which the Rights will separate and may begin trading apart from the Shares. In such event, we urge you to obtain current market quotations, if any, for the Rights.

     8.  Certain Information Concerning the Company.

     General. The Company is a Delaware corporation, with principal executive offices at 79 Great Oaks Boulevard, San Jose, California 95119. The telephone number of the Company's executive offices is (408) 284-0400. The Company develops, manufactures, markets, and supports acceleration and verification systems for the verification of integrated circuits. The Company differentiates its verification solutions with hardware acceleration systems and emulation systems which compile and integrate both emulation and acceleration hardware into the design flow. The Company also provides services to customers to assist in the integration and deployment of the Company's proprietary verification solutions.

     Available Information. The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or free of charge at the Web site maintained by the SEC at http://www.sec.gov.

     Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available. Although we have no knowledge that would indicate that any statements contained herein based upon such reports and documents are untrue, we take no responsibility for the accuracy or completeness of the information contained in such reports and other documents or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to us.

     9.  Certain Information Concerning Purchaser and Mentor.

     General. Purchaser is a Delaware corporation incorporated on December 3, 2001, with principal executive offices at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777. The telephone number of Purchaser's principal executive offices is (503) 685-7000. To date, Purchaser has engaged in no activities other than those incident to Purchaser's formation and the commencement of the Offer. Purchaser is a wholly-owned subsidiary of Mentor.

     Mentor is an Oregon corporation with principal executive offices at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777. The telephone number of Mentor's executive offices is (503) 685-7000. Mentor manufactures, markets and supports software and hardware electronic design automation ("EDA") products and provides related services which enable engineers to design, analyze, simulate, model, implement and verify the components of electronic systems. In 1996, Mentor expanded its product offerings beyond traditional EDA to include (1) intellectual property products and services intended to increase design efficiency by delivering standard, reusable functions for the design of hardware components and (2) embedded software development and system verification tools intended to shorten product time-to-market by allowing for simultaneous development and testing of hardware and embedded software. Mentor markets its products primarily to large companies in the communications, computer, semiconductor, consumer electronics, aerospace and transportation industries. Customers use Mentor's software in the design of such diverse products as supercomputers, automotive electronics, telephone-switching systems, cellular base stations and handsets, computer network hubs and routers, signal processors and personal computers.

     The name, business address, principal occupation or employment, five-year employment history and citizenship of each director and executive officer of Mentor and Purchaser and certain other information are set forth on Schedule I to this Offer to Purchase. Except as set forth in this Offer to Purchase, during the past two years, none of us, nor, to our best knowledge, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, none of the persons listed in Schedule I, nor any of their respective associates or majority-owned subsidiaries, beneficially owns any securities of the Company. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between us or any of our subsidiaries or, to our best knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. None of the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). Except as described in Schedule I, none of the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

     As of the date of this Offer to Purchase, Mentor beneficially owns 841,600 Shares (100 of which are owned of record by Purchaser), representing approximately 9.1% of the outstanding Shares. Transactions in the Shares by Mentor effected in the past 60 days are described in Schedule II to this Offer to Purchase. All such transactions were effected by Mentor in the open market on the Nasdaq National Market within the price ranges per Share indicated on
Schedule II. On December 5, 2001, Mentor contributed 100 shares to Purchaser.

     Available Information. Mentor is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Mentor is required to disclose in such proxy statements certain information, as of particular dates, concerning its directors and officers, their remuneration, stock options granted to them, the principal holders of its securities and any material interests of such persons in transactions with Mentor. Such reports, proxy statements and other information should be available for inspection and copying at the offices of the SEC in the same manner as set forth with respect to the Company in "Certain Information Concerning the Company -- Available Information."

     10. Source and Amount of Funds. We will need approximately $100 million to purchase all of the outstanding Shares pursuant to the Offer and to pay related fees and expenses. Purchaser intends to obtain all funds needed for the Offer and the Proposed Merger through a capital contribution or a loan from Mentor. Mentor plans to provide the funds for such capital contribution or loan from its available cash and working capital. The Offer is not subject to any financing condition.

     11. Background of the Offer. As part of the continuous evaluation of its businesses and plans, Mentor regularly considers a variety of strategic options and transactions. As part of this process, Mentor has evaluated various alternatives for expanding its business, including discussions with the Company from time to time concerning an acquisition of the Company. In the late 1990s, the Company or its financial advisors contacted Mentor on several occasions to discuss the possibility of Mentor acquiring the Company. These discussions between Mentor and the Company and its financial advisors did not result in any proposal by Mentor to acquire the Company.

     In late 1999, an investment banker representing the Company contacted Dennis Weldon, Treasurer of Mentor, concerning the possibility of an acquisition of the Company by Mentor. After internal discussions at Mentor, Mr. Weldon informed the investment banker that Mentor was not interested in pursuing an acquisition at that time.

     On May 10, 2000, at the Company's request, Ramon Nunez, Chief Executive Officer of the Company, and Larry Melling, Vice President of Business Development and Strategic Marketing of the Company, met with Gregory Hinckley, who is now the President and Chief Operating Officer of Mentor, in San Jose, California, to discuss the possibility of Mentor acquiring the Company. They agreed to discuss the matter further at the Design Automation Conference in June 2000.

     On June 7, 2000, at the Design Automation Conference in Los Angeles, California, Dr. Walden Rhines, who is now the Chairman of the Board of Directors and Chief Executive Officer, Mr. Hinckley and other representatives of Mentor had conversations with Mr. Nunez and Robert Hum, Senior Vice President of Product Operations of the Company, regarding the differences between Mentor's and the Company's emulation products and the production costs of such products, in the context of a potential acquisition of the Company by Mentor. The parties agreed to discuss this matter further in the future.

     Following the June 7, 2000 meeting, an independent technology consultant to Mentor met with a representative of the Company at the Company's principal offices in San Jose, California to evaluate the Company's emulation products. To provide a context for further detailed discussions, Mentor and the Company entered into a confidentiality and standstill agreement on June 16, 2000.

     In late June 2000, Mr. Nunez contacted Mr. Hinckley to discuss a potential future meeting between representatives of Mentor and the Company. Subsequently, Mr. Nunez stated that he wished to schedule a meeting with Mentor in July 2000.

     On July 6, 2000, Dr. Rhines, Mr. Hinckley, Mr. Weldon and other representatives of Mentor met with Mr. Nunez, Mr. Hum and Mr. Melling, in Paris, France to discuss the operations of the companies' businesses, the integration of the companies' product lines and the joint marketing of the companies' products, in the event that Mentor acquired the Company. During this meeting, Mr. Hinckley informed Mr. Nunez that, before Mentor could reach any decision on its desire to acquire the Company, Mentor needed to hire a general manager for its emulation division and allow the new manager sufficient time to evaluate the needs of the emulation division. Mentor's emulation division is Mentor's business that most closely complements the Company's business.

     After subsequent internal meetings at Mentor and in light of his earlier comments concerning the hiring of a general manager for Mentor's emulation division, Mr. Hinckley in separate telephone conversations confirmed to Mr. Nunez and to Mr. Melling that Mentor would not be able to continue discussions until a new general manager, who had not yet been hired, completed an evaluation of Mentor's emulation division. Mr. Nunez responded that the Company would continue the process of exploring a business combination with other parties. As a result, these discussions ended in July 2000 without reaching any agreement concerning an acquisition of the Company by Mentor.

     Although the discussions regarding a business combination ended in July 2000, on July 27, 2000, Mentor and the Company agreed to hold discussions regarding other types of business relationships. On August 3, 2000, Mr. Nunez and Joseph Rockom, Chief Financial Officer, Vice President of Finance and Administration and Secretary of the Company, and Mr. Weldon discussed the possibility of an original equipment manufacturing agreement. These discussions ended without reaching any agreement, and there were no further discussions concerning other types of business relationships.

     On November 9, 2000, Mr. Hinckley met Mr. Nunez and Gerald Casilli, Chairman of the Board of Directors of the Company, to discuss the possibility of an introductory meeting between the Company and Eric Selosse, whom Mentor had hired in October 2000 to be the general manager of Mentor's emulation division. On December 5, 2000, Mr. Selosse met with Mr. Nunez and another representative of the Company and held a general discussion concerning the emulation industry and the Company's product lines as well as the possible acquisition of the Company by Mentor. These discussions ended without any agreement regarding an acquisition of the Company by Mentor.

     On April 13, 2001, Mr. Weldon contacted Mr. Nunez to request a meeting to discuss a possible acquisition of the Company by Mentor. On April 17, 2001, Mr. Selosse met with Mr. Nunez to discuss a possible acquisition of the Company by Mentor. Mr. Weldon attended by telephone. While Mr. Nunez expressed interest in a possible acquisition, he stated that the Company had engaged Needham & Company as the Company's financial advisor as a result of having received expressions of interest from other companies. Mr. Weldon told Mr. Nunez that Mentor would contact the Company within approximately two weeks.

     During April 2001, Mr. Rockom left a voice mail message for Dean Freed, Vice President, General Counsel and Secretary of Mentor, inquiring about the possibility of a new confidentiality and standstill agreement that would pertain to the April 2001 discussions regarding a potential acquisition of the Company by Mentor. Mr. Rockom also called Mr. Weldon concerning the possibility of entering into a new confidentiality and standstill agreement. Although no new confidentiality and standstill agreement had been entered into, Mr. Rockom nevertheless volunteered to furnish Mr. Weldon with certain of the Company's projections. Shortly thereafter, Mr. Rockom emailed Mr. Weldon projections prepared by the Company for the third and fourth fiscal quarter of 2001 and 2002. After reviewing the projections, Mentor concluded that such projections were overly optimistic and therefore did not rely on them with respect to making any decisions regarding the Company. Also during April 2001, to provide a basis for discussions regarding any new confidentiality and standstill agreement, Mr. Freed faxed the June 16, 2000 confidentiality agreement to Mr. Rockom. In a voice mail message and telephone conversation, Jan Robertson of Needham & Company informed Mr. Freed that the June 16, 2000 confidentiality agreement would not be acceptable to cover the contemporaneous discussions in light of the Company's need for, among other things, new standstill and nonsolicitation periods. No new confidentiality and standstill agreement was entered into between Mentor and the Company.

     In a voice mail message on April 26, 2001, Ms. Robertson stated that since the Company had received multiple expressions of interest, the Company was commencing a bid procedure with bids due on May 4, 2001. In response, Mr. Weldon called Chad Keck, a managing director of Needham & Company, and left a voice mail message asking Mr. Keck to return his call. Mr. Keck called Mr. Weldon on April 29, 2001. In their conversation, Mr. Weldon told Mr. Keck that Mentor was very interested in negotiating an acquisition of the Company, but would not participate in a blind bidding process.

     In May 2001, Bruce Alexander, a managing director of Needham & Company called Mr. Hinckley. In a telephone conversation with Mr. Alexander, Mr. Hinckley expressed Mentor's continued interest in pursuing a negotiated acquisition with the Company.

     In a meeting among Dr. Rhines, Mr. Hinckley, Mr. Weldon and Mr. Alexander on June 5, 2001, Mr. Hinckley informed Mr. Alexander that Mentor remained very interested in acquiring the Company.

     Later in June 2001, Mr. Alexander called Mr. Hinckley, and Mr. Hinckley expressed Mentor's continued interest in acquiring the Company.

     None of Mr. Hinckley's three expressions of interest in May and June 2001 in acquiring the Company resulted in any response from the Company.

     In a press release dated July 2, 2001, the Company revised its outlook for revenue and earnings for its third quarter ended June 30, 2001. The press release also stated that "We expect that these customer and economic issues will continue to limit our visibility and impact our results for the fourth fiscal quarter."

     In a press release dated July 18, 2001 announcing revised results for its third quarter, the Company stated that continued weakness in its business due to economic factors would continue to affect its customers' budgets, limit its visibility and impact the Company's fourth quarter results.

     Throughout the discussions during the past two years, the Company sporadically raised the issue of price per Share, but no negotiations occurred and Mentor never made an offer to acquire the Company.

     On December 6, 2001, at a meeting between Mr. Hinckley and Mr. Nunez, Mentor sent the following letter to the Company's board of directors:

                    [Mentor Graphics Corporation Letterhead]

                                December 6, 2001
Board of Directors of IKOS Systems, Inc.
IKOS Systems, Inc.
79 Great Oaks Boulevard
San Jose, California 95119
c/o Ramon A. Nunez, President and Chief Executive Officer
c/o Gerald S. Casilli, Chairman of the Board of Directors

                      OFFER TO ACQUIRE IKOS SYSTEMS, INC.
Gentlemen:

     Mentor Graphics Corporation ("Mentor Graphics") offers to acquire IKOS Systems, Inc. ("IKOS") at a price of $11.00 per share of IKOS common stock payable in cash.

     Summary of Offer. Our offer, which is based on publicly-available information and is not subject to any financing condition, represents a premium of 37% over the Nasdaq closing price of IKOS' stock on December 6, 2001, and 49.5% over the Nasdaq closing price of IKOS' stock on June 29, 2001, the trading day before the transaction with Synopsys, Inc. was announced. Furthermore, our offer represents a premium of 87% over the average Nasdaq closing price of IKOS' stock for the thirty trading days ended December 6, 2001. Our all-cash offer will enable your stockholders to receive the entire premium immediately. This will eliminate the significant risk to your stockholders with respect to the future performance of your business, the EDA industry, the overall stock market or the economy generally that exists under your proposed transaction with Synopsys.

     Our offer is not subject to the onerous closing conditions contained in your agreement with Synopsys -- conditions that IKOS may well not be able to satisfy in the current environment. For example, at the revenue/backlog and profit rates of your quarter ended September 30, 2001, it is questionable whether Synopsys would even be required to close the transaction, much less pay your stockholders more than the $6.00 per share minimum in August 2002. In contrast, our offer is for $11.00 per share in cash seven months earlier in January 2002.

     The acquisition consists of a first-step cash tender offer for all outstanding shares of IKOS common stock, followed by a second-step merger in which IKOS' remaining stockholders would receive the same cash price per share paid in the tender offer.

     Background. As you are no doubt aware, Mentor Graphics approached IKOS in April 2001 to indicate its interest in making an offer for Mentor Graphics to acquire IKOS. On several subsequent occasions, Mentor Graphics indicated its continued interest in acquiring IKOS to IKOS and IKOS' financial advisor.

     We were therefore disappointed that you chose not to contact us prior to your acceptance of the Synopsys agreement -- an agreement which we believe your stockholders will find inadequate. We believe that both your stockholders and the investment community will welcome our superior all-cash offer -- an offer which can be consummated very quickly. We further believe that the trading price of IKOS' stock since the announcement of your agreement with Synopsys demonstrates that your stockholders have serious reservations about a transaction with Synopsys.

     Superiority of Mentor Graphics Offer. The superiority of the Mentor Graphics offer is easily demonstrated:

----------------------------------------------------------------------------------------------
ISSUE                             SYNOPSYS PROPOSAL                MENTOR GRAPHICS OFFER
----------------------------------------------------------------------------------------------
  Certainty of Closing     Highly conditional. There is no    Minimal standard conditions for
                           certainty this transaction will    an all-cash tender offer with no
                           ever close, exposing IKOS'         financing condition; no need to
                           stockholders to risk of            wait until late summer 2002 to
                           termination for more than a        find out whether the transaction
                           year; Synopsys effectively has     is actually completed.
                           an "option" to acquire IKOS.
                           Based on an annualization of
                           IKOS' most recent quarterly
                           results, it is questionable
                           whether Synopsys will have any
                           obligation to close the
                           transaction.
----------------------------------------------------------------------------------------------
  Price                    Unknown at this time, subject to   $11.00 per share (in cash). Our
                           a complicated formula; based on    price is not subject to IKOS'
                           an annualization of IKOS' most     financial performance and
                           recent quarterly results, IKOS     represents a premium of 49.5%
                           stockholders may not even          over the Nasdaq closing price on
                           receive $6.00 per share.           June 29, 2001, 37% over the
                                                              Nasdaq closing price on December
                                                              6, 2001, and 87% over the
                                                              average Nasdaq closing price of
                                                              IKOS' stock for the thirty
                                                              trading days ended December 6,
                                                              2001.
----------------------------------------------------------------------------------------------
  Payment of               In Synopsys stock in August        In cash promptly following
  Consideration            2002; subject to subsequent risk   consummation of our tender
                           of Synopsys stock performance.     offer; no risk as to stock
                                                              performance and no financing
                                                              condition.
----------------------------------------------------------------------------------------------
  Closing Date             Estimated to occur in August       As early as 20 business days
                           2002, over 12 months from          after launch of tender offer;
                           announcement and at least eight    could be by early-January 2002,
                           months from now. In the Synopsys   seven months before the earliest
                           transaction IKOS is in an          anticipated closing date for the
                           uncertain state of limbo for       Synopsys transaction.
                           over a year from the date of
                           announcement.
----------------------------------------------------------------------------------------------

     Action by IKOS Board. Our offer is vastly superior to the agreement with Synopsys. We are prepared to move expeditiously to consummate the offer. In accordance with your fiduciary duties to IKOS' stockholders and pursuant to your existing rights under Section 5.2 of your agreement with Synopsys, we expect you to afford us prompt access to information concerning IKOS so that we can operate on a level playing field with Synopsys. Following satisfactory completion of confirmatory due diligence, we would expect to enter into definitive documentation for the transaction and consummate the transaction as soon as possible thereafter.

     We would strongly prefer to work with you toward the consummation of a negotiated transaction that is in the best interests of your stockholders. Accordingly, we stand ready to meet with you at the earliest possible time. Please contact me to arrange a meeting.

                                          Very truly yours,

                                          /s/ GREGORY K. HINCKLEY
                                          --------------------------------------
                                          Mentor Graphics Corporation
                                          by Gregory K. Hinckley,
                                          President and Chief Operating Officer

     On December 7, 2001, Purchaser and Mentor commenced the Offer.

     12. Purpose and Structure of the Offer; Plans for the Company; Appraisal Rights.

     Purpose of the Offer. The purpose of the Offer is to acquire control of, and ultimately the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of the Company. The purpose of the Proposed Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, we intend to consummate the Proposed Merger as promptly as practicable. If Purchaser owns 90% or more of the outstanding Shares, following consummation of the Offer, Purchaser intends to consummate the Proposed Merger as a "short-form" merger pursuant to Section 253 of the DGCL. Under such circumstances, neither the approval of any holder of Shares (other than Purchaser) nor the Company's Board of Directors would be required. Upon consummation of the Proposed Merger, the Company will become a wholly-owned subsidiary of Mentor.

     If Purchaser owns less than 90% of the outstanding Shares, following the consummation of the Offer, the Company's Board of Directors will be required to submit the Proposed Merger to the Company's stockholders for approval at a stockholders' meeting convened for that purpose in accordance with Delaware law. If the Minimum Condition and the Section 203 Condition are satisfied, we will, upon consummation of the Offer, have sufficient voting power to ensure approval of the Proposed Merger at the stockholders' meeting without the affirmative vote of any other stockholder.

     Under the Company's Bylaws, a special meeting of the Company's stockholders may be called by the holders of not less than 10% of all of the shares entitled to cast votes at the meeting. Under the Company's Certificate of Incorporation and Bylaws, the directors of the Company may be removed without cause upon the majority vote of all of the shares entitled to vote generally in the election of directors. Depending upon the Company's response to the Offer, in connection with the Offer and the Proposed Merger, Purchaser may solicit proxies to call a special meeting of the Company's stockholders to consider the removal of the Company's current directors and election of directors nominated by Purchaser. Purchaser may also solicit proxies with respect to such matters and with respect to the Synopsys Agreement and the transactions contemplated thereunder. Any such solicitation will be made pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.

     The Offer does not constitute a solicitation of proxies for any meeting of the Company's stockholders. Any such solicitation which Purchaser might make would be made only pursuant to separate proxy materials complying with the requirements of the Exchange Act.

     Plans for the Company. The acquisition of the Company will allow Mentor to add a proven and complementary emulation product line to Mentor's existing emulation products. The Company's products provide a mid-range verification solution to customer desiring a lower price point solution. Acquiring the Company will also provide Mentor with North American sales and service capabilities in the emulation arena that Mentor will leverage across its entire product line.

     Mentor is studying how the Company's business will be integrated into Mentor's emulation business. We are in the process of evaluating the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Proposed Merger and will take such actions as we deem appropriate under the circumstances. Except as described above or elsewhere in this Offer to Purchase, we have no present plans or proposals that would relate to or result in an extraordinary corporate transaction involving the Company or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), any change in the Company's Board of Directors or management or any material change in the Company's capitalization or dividend policy.

     Appraisal Rights. Appraisal rights are not available in the Offer. If the Proposed Merger is consummated, however, holders of Shares at the effective time of the merger who do not vote in favor of, or consent to, the Proposed Merger will have rights under Section 262 of the DGCL to demand appraisal of their Shares. Under Section 262, stockholders who demand appraisal and comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares, exclusive of any element of value arising from the accomplishment or expectation of the Proposed Merger, and to receive payment of that fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Proposed Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Proposed Merger.

     The foregoing summary of Section 262 does not purport to be complete and is qualified in its entirety by reference to Section 262. Failure to follow the steps Section 262 requires for perfecting appraisal rights may result in the loss of those rights.

     13. Effect of the Offer on the Market for the Shares; Stock Exchange Listing(s); Registration under the Exchange Act. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Depending upon the number of Shares purchased pursuant to the Offer and the aggregate market value of any Shares not purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the Nasdaq National Market and may be delisted from the Nasdaq National Market. The published guidelines of the Nasdaq National Market indicate that the Nasdaq National Market would consider delisting the Shares if, among other things, either (1) the number of round lot holders of Shares should fall below 400, the number of publicly held Shares should fall below 750,000, the aggregate market value of the publicly held Shares should fall below $5,000,000, the minimum bid price for Shares should fall below $1 per Share, the stockholders' equity in the Company should fall below $10,000,000, or, alternatively, (2) the market capitalization of the Company (or the Company's total assets and total revenue for the last completed fiscal year, respectively) should fall below $50,000,000, the number of round lot holders of Shares should fall below 400, the number of publicly held Shares should fall below 1,100,000, the aggregate market value of the publicly held Shares should fall below $15,000,000, the minimum bid price for Shares should fall below $3 per Share or there should be less than four registered and active market makers providing quotations for the Shares. If neither of the foregoing standards are met, the Shares would no longer be admitted to quotation on the Nasdaq National Market.

     To the extent the Shares are delisted from the Nasdaq National Market, the market for the Shares could be adversely affected. If the Nasdaq National Market were to delist the Shares, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations for the Shares would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend on the number of holders of Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act (as described below) and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly, if any, effected by the Offer would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the price per Share to be paid in the Proposed Merger.

     The Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers.

     The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the SEC if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 under the Securities Act. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for reporting on the National Association of Securities Dealers Automated Quotation System.

     As soon as practicable after the Distribution Date has occurred, Rights Certificates are to be sent to all holders of Rights. If the Distribution Date has occurred and the Rights separate from the Shares, the foregoing discussion with respect to the effect of the Offer on the market for the Shares, Nasdaq National Market listing and Exchange Act registration would apply to the Rights in a similar manner.

     14. Dividends and Distributions. If on or after the date of this Offer to Purchase, the Company should split, combine or otherwise change the Shares or its capitalization, acquire or otherwise cause a reduction in the number of outstanding Shares or issue or sell any additional Shares (other than Shares issued pursuant to and in accordance with the terms in effect on the date of this Offer to Purchase of employee stock options outstanding prior to such date), shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to our rights under "The Offer -- Conditions to the Offer," we may, in our sole discretion, make such adjustments in the purchase price and other terms of the Offer as we deem appropriate including the number or type of securities to be purchased.

     15. Conditions to the Offer. Notwithstanding any other provision of the Offer, we are not required to accept for payment or pay for any Shares, and we may terminate the Offer, if:

          (1) prior to the Expiration Date, any of the Minimum Condition, the Synopsys Agreement Condition, the Termination Fee Condition, the Rights Condition, the Section 203 Condition, the Approval Condition, or the Impairment Condition, in Mentor's sole discretion, has not been satisfied, or any waiting periods under applicable antitrust laws shall not have expired or been terminated; and

          (2) at any time on or after the date of this Offer to Purchase and prior to the Expiration Date, any of the following conditions exists:

             (a) there shall have been any law or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Proposed Merger by any court of competent jurisdiction or other competent governmental or regulatory authority which, directly or indirectly, (1) prohibits, or imposes any material limitations on, Mentor's or Purchaser's ownership or operation (or that of any of their respective subsidiaries or affiliates) of any portion of their or the Company's businesses or assets which is material to the business of all such entities taken as a whole, or compels Mentor or Purchaser (or their respective subsidiaries or affiliates) to dispose of or hold separate any portion of their or the Company's business or assets which is material to the business of all such entities taken as a whole, (2) prohibits, restrains or makes or seeks to make illegal the acceptance for payment, payment for or purchase of Shares pursuant to the Offer or the consummation of the Proposed

        Merger, (3) imposes material limitations on the ability of Purchaser or Mentor (or any of their respective subsidiaries or affiliates) effectively to acquire or to hold or to exercise full rights of ownership of the Shares purchased pursuant to the Offer including, without limitation, the right to vote such Shares on all matters properly presented to the Company's stockholders, (4) imposes material limitations on the ability of Purchaser or Mentor (or any of their respective subsidiaries or affiliates) effectively to control in any material respect any material portion of the business, assets, liabilities, capitalization, stockholder's equity, condition (financial or otherwise), licenses or franchises or results of operations of the Company and its subsidiaries taken as a whole, (5) seeks to require divestiture by Mentor, Purchaser or any affiliate of Mentor of any Share, (6) in the sole discretion of Mentor, imposes or seeks to impose any material condition to the Offer which is unacceptable to Mentor or Purchaser, (7) in the sole discretion of Mentor, might result in a diminution of the value of the Shares or the benefits expected to be derived by Mentor as a result of the Offer or the Proposed Merger, (8) restrains or prohibits or seeks to restrain or prohibit the performance of any of the contracts or other arrangements entered into by Mentor, Purchaser or any of their affiliates in connection with the acquisition of the Company or obtains or seeks to obtain any material damages or otherwise directly or indirectly relates to the Offer, or (9) otherwise materially adversely affects the Company and its subsidiaries or Mentor or any of its Subsidiaries, including Purchaser, taken as a whole;

             (b) there shall be threatened, instituted or pending any action, suit, proceeding, application or counterclaim brought by a governmental or regulatory authority or by any other person, domestic or foreign (whether brought by the Company, an affiliate of the Company, or any other person) (1) challenging or seeking to make illegal the acquisition by Mentor or Purchaser of Shares or otherwise seeking to restrain, delay or prohibit the making or consummation of the Offer, the Proposed Merger or any other subsequent business transaction with the Company, (2) challenging or seeking to, or which is reasonably likely to, make illegal, materially delay or otherwise directly or indirectly restrain or prohibit or seeking to, or which is reasonably likely to, impose voting, procedural, price or other requirements, including any such requirements under California law, in addition to those required by the federal securities laws and the DGCL (each as in effect on the date of this Offer to Purchase), in connection with making the Offer, the acceptance for payment of, or payment for, any Shares by Purchaser or any other affiliate of Mentor of the Proposed Merger or other business combination with the Company, or seeking to obtain material damages in connection therewith, or (3) that could reasonably be expected to result, directly or indirectly, in any of the consequences referred to in clauses (1) through (9) of paragraph (a) above;

             (c) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market in excess of one day, (2) a commencement of a war, armed hostilities, terrorist attacks or other international or national calamity directly or indirectly involving the United States, (3) any limitation (whether or not mandatory) by any United States governmental or regulatory authority on the extension of credit by banks or other financial institutions, (4) any decline in either the Dow Jones Industrial Average, the Standard & Poor's 500 Index or the Nasdaq National Market by an amount in excess of 10% measured from the close of business on the date of the Offer to Purchase or (5) in the case of any of the foregoing (other than clause
        (4)) existing at the time of the Offer, a material acceleration or worsening thereof;

             (d) there shall have been any change, event or development having, or that could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), business, assets, liabilities or results of operations of the Company and its subsidiaries taken as a whole;

             (e) Mentor, Purchaser and the Company shall have agreed that Purchaser shall amend the Offer to terminate the Offer or postpone the payment for Shares thereunder;

             (f) any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Mentor, Purchaser, any of their affiliates, or any group of which any of them is a member shall have acquired beneficial ownership of more than 5% of the outstanding Shares, or any group shall have been formed which beneficially owns more than 5% of the outstanding Shares, in each case other than any person or group that has disclosed such ownership prior to the date of the Offer, and no such person (other than Mentor, Purchaser, any of their affiliates, or any group of which any of them is a member) or group shall have increased its beneficial ownership in the Company by more than 1% of the outstanding Shares or shall have filed a Notification and Report Form under the HSR Act or made a public announcement reflecting an intent to acquire the Company or any subsidiaries or material assets of the Company;

             (g) the Company or any of its subsidiaries, joint ventures or partners or other affiliates shall have, directly or indirectly:

           - split, combined or otherwise changed, or authorized or proposed a split, combination or other change of, the Shares or its capitalization (other than by redemption of the Rights in accordance with their terms as such terms have been publicly disclosed prior to the date of this Offer to Purchase);

           - acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding Shares or other securities of the Company (other than as aforesaid);

           - issued, pledged, sold, authorized, proposed or announced the issuance, distribution or sale of, additional Shares (other than the issuance of Shares under options prior to the date of this Offer to Purchase, in accordance with the terms of such options as such terms have been publicly disclosed prior to the date of this Offer to Purchase), shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing;

           - declared or paid, or proposed to declare or pay, any dividend or other distribution, whether payable in cash, securities or other property, on or with respect to any shares of capital stock of the Company (other than in the event the Rights are redeemed, the price of redemption thereof) or issued, authorized, recommended or proposed the issuance or payment of any distribution;

           - altered or proposed to alter any material term of any outstanding security (including the Rights) other than to amend the Rights Agreement to make the Rights inapplicable to the Offer and the Proposed Merger;

           - incurred any debt other than in the ordinary course of business and consistent with past practices or any debt containing burdensome covenants;

           - except with respect to the Synopsys Agreement, authorized, recommended, proposed or entered into an agreement, agreement in principle or arrangement or understanding with respect to any merger, consolidation, liquidation, dissolution, business combination, acquisition of assets, disposition of assets, release or relinquishment of any material contractual right, any material change in the Company's capitalization, or other right of the Company or any of its subsidiaries or any comparable event not in the ordinary course of business;

           - except with respect to the Synopsys Agreement, authorized, recommended, proposed or entered into, or announced its intention to authorize, recommend, propose or enter into, any agreement, arrangement or understanding with any person or group that, in the sole judgment of Purchaser, could adversely affect either the value of the Company or any of its subsidiaries, joint ventures or partnerships or the value of the Shares to Mentor or Purchaser, including an amendment to the Synopsys Agreement;

           - transferred into escrow any amounts required to fund any existing benefit, employment or severance agreement with any of the Company's employees other than in the ordinary course of business and consistent with past practice, or entered into or amended any employment, change in control, severance, executive compensation or similar agreement, arrangement or plan with or for the benefit of any of its employees, consultants or directors, or made grants or awards thereunder, other than in the ordinary course of business or entered into or amended any agreements, arrangements or plans so as to provide for increased or accelerated benefits to any such persons;

           - except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) of the Company or any of its subsidiaries, or Purchaser shall have become aware of any such action that was not disclosed in publicly available filings prior to the date of this Offer to Purchase;

           - amended or authorized or proposed any amendment to the Company's Certificate of Incorporation or Bylaws, or Purchaser shall have become aware that the Company or any of its subsidiaries shall have proposed or adopted any such amendment that was not disclosed in publicly available filings prior to the date of this Offer to Purchase;

           - issued, sold, or authorized or announced or proposed the issuance of or sale to any person of any debt securities or any securities convertible into or exchangeable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities or incurred or announced its intention to incur any debt otherwise than in the ordinary course of business and consistent with past practice; or

           - agreed in writing or otherwise to take any of the forgoing actions or Mentor or Purchaser shall have learned about any such action which has not previously been publicly disclosed by the Company and also set forth in filings with the SEC;

             (h) any required approval, permit, authorization or consent of any governmental authority or agency (including those described or referred to in "The Offer -- Certain Legal Matters; Regulatory Approvals") shall not have been obtained on terms satisfactory to Mentor in its sole discretion;

             (i) Mentor or Purchaser shall have reached an agreement or understanding with the Company providing for termination of the Offer, or Mentor, Purchaser or any other affiliate of Mentor shall have entered into a definitive agreement or announced an agreement in principle with the Company providing for a merger or other business combination with the Company or the purchase of stock or assets of the Company;

             (j)(1) any covenant, term or condition in any of the Company's or any of its subsidiaries', joint ventures' or partnerships' instruments, licenses, or agreements is or may be materially adverse to the value of the Shares in the hands of Purchaser (including, but not limited to, any event of default that may ensue as a result of the consummation of the Offer or the Proposed Merger or the acquisition by Mentor of control of the Company) or (2) any material contractual right, intellectual property or supply agreement of the Company or any of its subsidiaries or affiliates shall be impaired or otherwise adversely affected or any material amount of indebtedness of the Company or any of its subsidiaries, joint ventures or partnerships shall become accelerated or otherwise become due before its stated due date, in either case, with or without notice or the lapse of time or both, as a result of the Offer or the Proposed Merger;

             (k) Purchaser shall have determined in its sole discretion that
        Section 2115 of the California General Corporation Law (the "CGCL") applies to the Offer or the Proposed Merger; or

             (l) Mentor or Purchaser shall not have obtained any waiver, consent, extension, approval, action or non-action from any governmental authority or any agency, which is necessary to consummate the Offer;

which, in the reasonable judgment of Mentor or Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Mentor or Purchaser or any of their affiliates) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment.

     The foregoing conditions are for the sole benefit of Mentor and Purchaser and may be asserted by Mentor or Purchaser regardless of the circumstances giving rise to any such condition or may be waived by Mentor or Purchaser in whole or in part at any time and from time to time in their reasonable discretion. The failure by Mentor or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by Mentor or Purchaser concerning the events described in "The Offer -- Conditions to the Offer" will be final and binding on all parties.

     16.  Certain Legal Matters; Regulatory Approvals.

     General. We are not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required, we currently contemplate that, such approval or other action will be sought. However, we do not intend to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any action or the receipt of any such approval. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to the Company's business or certain parts of the Company's business might not have to be disposed of, any of which could cause us to elect to terminate the Offer without the purchase of Shares thereunder. Our obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See "The Offer -- Conditions to the Offer."

     State Takeover Laws. Section 2115 of the CGCL purports to subject certain corporations with specified minimum contacts in California to certain provisions of the CGCL even if that corporation is organized under the laws of a different state. Purchaser believes that Section 2115 of the CGCL should not operate so as to make such provisions applicable to the Company.

     The Offer is conditioned upon, among other things, that Mentor is satisfied, in its sole discretion, that Section 203 of the DGCL is inapplicable to the Offer and the Proposed Merger. In the Delaware litigation, Mentor and Purchaser are seeking, among other things, to compel the Company's Board of Directors to approve the Offer and the Proposed Merger for purposes of satisfying the Section 203 Condition.

     Section 203 of the DGCL, in general, prohibits a Delaware corporation such as the Company from engaging in a "Business Combination" (defined as a variety of transactions, including mergers) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of a corporation's outstanding voting stock) for a period of three years following the time that such person became an interested stockholder unless: (a) prior to the time such person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (b) upon consummation of the transaction that resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and employee stock ownership plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (c) on or subsequent to the date such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of the holders of a least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

     Under Section 203, the restrictions described above do not apply if, among other things (a) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by Section 203; (b) the corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by
Section 203, provided that, in addition to any other vote required by law, such amendment of the certificate of incorporation or bylaws must be approved by the affirmative vote of a majority of the shares entitled to vote, which amendment would not be effective until 12 months after the adoption of such amendment and would not apply to any Business Combination between the corporation and any person who became an Interested Stockholder of the corporation on or prior to the date of such adoption; (c) the corporation does not have a class of voting stock that is (1) listed on a national securities exchange, (2) authorized for quotation on The NASDAQ Stock Market or (3) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an Interested Stockholder or from a transaction in which a person became an Interested Stockholder; or (d) a stockholder becomes an Interested Stockholder "inadvertently" and thereafter divests itself of a sufficient number of shares so that such stockholder ceases to be an Interested Stockholder. Under
Section 203, the restrictions described above also do not apply to certain Business Combinations proposed by an Interested Stockholder following the announcement or notification or one of certain extraordinary transactions involving the corporation and a person who had not been an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of a majority of the corporation's directors.

     Section 203 provides that, during such three-year period, the corporation may not merge or consolidate with an Interested Stockholder or any affiliate or associate thereof, and also may not engage in certain other transactions with an Interested Stockholder or any affiliate or associate thereof, including, without limitation, (a) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (except proportionately as a stockholder of the corporation) having an aggregate market value equal to 10% or more of the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of a corporation; (b) any transaction which results in the issuance or transfer by the corporation or by certain subsidiaries thereof of any stock of the corporation or such subsidiaries to the Interested Stockholder, except pursuant to a transaction which effects a pro rata distribution to all stockholders of the corporation; (c) any transaction involving the corporation or any subsidiaries thereof which has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or any such subsidiary which is owned directly or indirectly by the Interested Stockholder (except as a result of immaterial changes due to fractional share adjustments); or (d) any receipt of the Interested Stockholder of the benefit (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

     The foregoing description of Section 203 does not purport to be complete and is qualified in its entirety by reference to the provisions of Section 203.

     The Company is incorporated under the laws of the State of Delaware and its operations are conducted throughout the United States. A number of states have adopted takeover laws and regulations that purport to be applicable to attempts to acquire securities of corporations that are incorporated in those states or that have substantial assets, stockholders, principal executive offices or principal places of business in those states. To the extent that these state takeover statutes purport to apply to the Offer or the Proposed Merger, we believe that those laws conflict with U.S. federal law and are an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in Edgar v. MITE Corp., invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeover of corporations meeting certain requirements more difficult. The reasoning in that decision is likely to apply to certain other state takeover statutes. In 1987, however, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could as a matter of corporate law and, in particular, those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, as long as those laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma, because they would subject those corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United State Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

     Except as described herein, we have not attempted to comply with any state takeover statutes in connection with this Offer or the Proposed Merger. We reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Proposed Merger, and nothing in this Offer to Purchase nor any action that we take in connection with the Offer is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Proposed Merger, and it is not determined by an appropriate court that the statutes in question do not apply or are invalid as applied to the Offer or the Proposed Merger, as applicable, we may be required to file certain documents with, or receive approvals from, the relevant state authorities, and we might be unable to accept for payment or purchase Shares tendered in the Offer or be delayed in continuing or consummating the Offer. In that case, we may not be obligated to accept for purchase, or pay for, any Shares tendered. See "The Offer -- Conditions to the Offer."

     Antitrust. Under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements.

     Pursuant to the requirements of the HSR Act, Mentor intends to file a Notification and Report Form with respect to the Offer and the Proposed Merger with the Antitrust Division and the FTC on or about December 10, 2001. As a result, we anticipate that the waiting period applicable to the purchase of Shares pursuant to the Offer is scheduled to expire at 11:59 p.m., New York City time, on or about Wednesday, December 26, 2001. However, prior to such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from us. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, on the tenth day after our substantial compliance with such request. Thereafter, such waiting period can be extended only by court order. A request will be made pursuant to the HSR Act for early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the HSR Act waiting period will be terminated early.

     Shares will not be accepted for payment or paid for pursuant to the Offer until the expiration or earlier termination of the applicable waiting period under the HSR Act. See "The Offer -- Conditions to the Offer." Any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See "The Offer -- Withdrawal Rights." Subject to certain circumstances described in "The Offer -- Extension of Tender Period; Termination; Amendment," any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. If our acquisition of Shares is delayed pursuant to a request by the Antitrust Division or the FTC for additional information or documentary material pursuant to the HSR Act, the Offer may be extended.

     The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2000 indicates that the Company and certain of its subsidiaries conduct business in foreign countries where regulatory filings or approvals under antitrust and other laws may be required or desirable in connection with the consummation of the Offer and the Proposed Merger. Certain of such filings for approvals, if required or desirable, may not be made or obtained prior to the expiration of the Offer. After commencement of the Offer, Mentor and Purchaser will seek further information regarding the applicability of any such laws and currently intend to take such action as may be required or desirable. If any government or governmental authority or agency takes any action prior to the completion of the Offer that, in the sole judgment of Purchaser, might have certain adverse effects, Purchaser will not be obligated to accept for payment or pay for any Shares tendered.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as our acquisition of Shares pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of Mentor's or the Company's substantial assets. Private parties (including individual states) may also bring legal actions under the antitrust laws. We do not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See "The Offer -- Conditions to the Offer" for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

     Appraisal Rights. Holders of Shares do not have appraisal rights as a result of the Offer. However, if the Proposed Merger is consummated, holders of Shares will have certain rights pursuant to the provisions of Section 262 of the DGCL to dissent and demand appraisal of their Shares in connection with the Proposed Merger. Under Section 262, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares, exclusive of any element of value arising from the accomplishment or expectation of the Proposed Merger, and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Proposed Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Proposed Merger.

     Delaware Law. The Proposed Merger also would need to comply with other applicable procedural and substantive requirements of Delaware law. Several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a corporation involved in a merger has a fiduciary duty to the other stockholders that requires the merger to be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there were fair dealings among the parties.

     Foreign Laws. According to publicly available information, the Company also leases property and conducts businesses in a number of other jurisdictions. In connection with the acquisition of the Shares pursuant to the Offer, the laws of certain foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval of, governmental authorities in such countries and jurisdictions. In addition, the waiting period prior to consummation of the Offer associated with such filings or approvals may extend beyond the scheduled Expiration Date. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of Shares pursuant to the Offer or the Proposed Merger.

     17. Fees and Expenses. Mentor has retained MacKenzie Partners, Inc. to act as the Information Agent and Wilmington Trust Company to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the federal securities laws.

     We will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Shares and Rights pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

     18.  Legal Proceedings between Mentor and the Company

     On December 7, 2001, Mentor and Purchaser commenced litigation against the Company and the Company's Board of Directors in the Court of Chancery of the State of Delaware seeking, among other things, an order:

     - declaring that certain provisions of the Synopsys Agreement, including the termination fee provisions ("Termination Fee"), certain operating restrictions on the Company ("Operating Restrictions"), and the no-shop provisions ("No-Shop Provisions") were entered into in violation of the Company's Board of Directors' fiduciary duties under Delaware Law;

     - invalidating the No-Shop Provisions, Operating Restrictions and Termination Fee;

     - enjoining the Company, Synopsys, and their respective agents and employees from taking any further steps to proceed with the Synopsys Agreement until the Company's stockholders have had an opportunity to consider the Offer and Proposed Merger;

     - declaring that failure to redeem the Rights or to render the Rights inapplicable to the Offer and the Proposed Merger would constitute a breach of the Company's Board of Directors' fiduciary duties under Delaware law;

     - invalidating the Rights or compelling the Company's Board of Directors to redeem the Rights or render the Rights inapplicable to the Offer and the Proposed Merger;

     - declaring that failure by the Company's Board of Directors to approve the Offer and the Proposed Merger for purposes of Section 203 of the DGCL would constitute a breach of the Company's Board of Directors' fiduciary duties under Delaware law;

     - compelling the Company's Board of Directors to approve the Offer and the Proposed Merger for purposes of Section 203 of the DGCL;

     - enjoining the Company's Board of Directors from taking any actions designed to impede or which have the effect of impeding the Offer or the Proposed Merger, Mentor's and Purchaser's possible request for a call of a special meeting of stockholders, or Mentor's and Purchaser's possible solicitation of proxies for a special meeting, and declaring that any such actions would constitute a breach of the fiduciary duties by the Company's Board of Directors under Delaware law;

     - declaring that none of the purchases of the Shares, the Offer or Proposed Merger, Mentor's and Purchaser's possible request for a call of a special meeting, Mentor's and Purchaser's possible solicitation of proxies for a special meeting violate any continuing obligation that Mentor may have under the confidentiality agreement entered into by Mentor and the Company on June 16, 2000 (the "Confidentiality Agreement"); and

     - enjoining Synopsys and its respective agents and employees from aiding and abetting the Company's Board of Directors' breach of fiduciary duties to the Company's stockholders.

     Also on December 7, 2001, Mentor and Purchaser commenced litigation against the Company in the United States District Court for the District of Delaware seeking, among other things, a declaratory judgment that Mentor and Purchaser have disclosed all information required by, and are otherwise in full compliance with, the Exchange Act and any other federal securities laws, rules or regulations deemed applicable to any purchases of the Company's securities by Mentor or Purchaser, any future purchases of the Company's securities by Mentor or Purchaser made in conjunction with the Offer, any Schedule 13D filed by Mentor relating to its beneficial ownership of the Company's stock, and any public disclosures by Mentor made in connection with the Offer.

     19. Miscellaneous. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, we may, in our discretion, take such action as we may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

     No person has been authorized to give any information or make any representation on behalf of Purchaser or Mentor not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

     We have filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the SEC in the manner set forth in "The Offer -- Certain Information Concerning the Company -- Available Information" of this Offer to Purchase.

                                          MENTOR GRAPHICS CORPORATION

                                          FRESNO CORPORATION

December 7, 2001

                                                                      SCHEDULE I

            DIRECTORS AND EXECUTIVE OFFICERS OF MENTOR AND PURCHASER

     The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Mentor are set forth below. References herein to "Mentor" mean Mentor Graphics Corporation. Unless otherwise indicated below, the business address of each director and officer is c/o Mentor Graphics Corporation, 8005 Boeckman Road, Wilsonville, Oregon 97070-7777. Where no date is shown, the individual has occupied the position indicated for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Mentor. Except as described herein, none of the directors and officers of Mentor listed below has, during the past five years, (1) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All directors and officers listed below are citizens of the United States.

                                                                    PRESENT PRINCIPAL OCCUPATION AND
            NAME                           TITLE                      FIVE YEAR EMPLOYMENT HISTORY
----------------------------  -------------------------------   -----------------------------------------
Walden C. Rhines              Chairman of the Board and Chief   Dr. Rhines has served as Chairman of the
                              Executive Officer                 Board and Chief Executive Officer of
                                                                Mentor since 2000. From 1993 to 2000 he
                                                                was Director, Chief Executive Officer and
                                                                President of Mentor.
Gregory K. Hinckley           Director, President and Chief     Mr. Hinckley has served as Director and
                              Operating Officer                 President of Mentor since 2000. From 1997
                                                                to 2000 he served as Executive Vice
                                                                President, Chief Operating Officer and
                                                                Chief Financial Officer of Mentor. From
                                                                1995 until 1996 Mr. Hinckley was Senior
                                                                Vice President of VLSI Technology, Inc.
L. Don Maulsby                Senior Vice President, World      Mr. Maulsby has served as Senior Vice
                              Trade                             President, World Trade since October
                                                                1999. From June 1998 to October 1999, he
                                                                was president of Tri-Tech and Associates,
                                                                a manufacturer's representative firm.
                                                                From June 1997 to June 1998 he was Vice
                                                                President of World Wide Sales and
                                                                Marketing for Interphase Corporation, a
                                                                manufacturer of high performance network
                                                                and mass storage products. From April
                                                                1988 to December 1997, he was employed by
                                                                VLSI Technology, Inc. where his duties
                                                                included Vice President Worldwide Sales
                                                                and Vice President and General Manager of
                                                                its Computing Division.

                                                                    PRESENT PRINCIPAL OCCUPATION AND
            NAME                           TITLE                      FIVE YEAR EMPLOYMENT HISTORY
----------------------------  -------------------------------   -----------------------------------------
Anthony B. Adrian             Vice President, Corporate         Mr. Adrian has served as Vice President,
                              Controller                        Corporate Controller since joining Mentor
                                                                in January 1998. From August to December
                                                                of 1997, he held the position of Vice
                                                                President and Acting Controller for
                                                                Wickland Oil Company, a petroleum
                                                                marketing and distribution company. From
                                                                January 1996 to August 1997, Mr. Adrian
                                                                served as Managing Director of Wickland
                                                                Terminals in Australia. From November
                                                                1992 to January 1996, Mr. Adrian served
                                                                as Vice President and Controller of
                                                                Wickland Oil.
Jue-Hsien Chern               Vice President, Deep Submicron    Dr. Chern has served as Vice President
                              Division                          and General Manager of Mentor's Deep
                                                                Submicron (DSM) Division since joining
                                                                Mentor in January 2000. From 1994 to
                                                                1998, Dr. Chern served as Vice President
                                                                and Chief Technology Officer for
                                                                Technology Modeling Associates. In 1998
                                                                Technology Modeling Associates merged
                                                                with Avant! Corporation and Dr. Chern
                                                                became head of Avant!'s DSM Business
                                                                Unit. From August 1999 to December 1999,
                                                                Dr. Chern was President of Ultima
                                                                Corporation.
Brian Derrick                 Vice President                    Mr. Derrick has served as Vice President
                                                                and General Manager of Mentor's Physical
                                                                Verification (PVX) Division since
                                                                November 2000. From March 1998 to
                                                                November 2000, he was the Director of
                                                                Mentor's Calibre and Velocity Strategic
                                                                Business Unit. From January 1997 to March
                                                                1998, he was marketing manager for
                                                                Mentor's Calibre Business Unit. Mr.
                                                                Derrick was employed by Allied Signal
                                                                Corporation from 1988 to 1997, where his
                                                                duties included marketing manager. He has
                                                                been with Mentor since 1997.
Dean Freed                    Vice President, General Counsel   Mr. Freed has served as Vice President,
                              and Secretary                     General Counsel and Secretary of Mentor
                                                                since July 1995. Mr. Freed served as
                                                                Deputy General Counsel and Assistant
                                                                Secretary of Mentor from April 1994 to
                                                                July 1995. He has been employed by Mentor
                                                                since January 1989.
Henry Potts                   Vice President and General        Mr. Potts has served as Vice President
                              Manager, Systems Design           and General Manager of the Systems Design
                              Division                          Division (SDD) since joining Mentor in
                                                                April 1999. From 1997 to 1998, Mr. Potts
                                                                was Vice President of Engineering for
                                                                Hitachi Micro Systems, a semiconductor
                                                                research and development company. From
                                                                1994 to 1997, he was employed by Motorola
                                                                Semiconductor where his duties included
                                                                leading the development activities for
                                                                Advanced Signal Processor Silicon and
                                                                software products.

                                                                    PRESENT PRINCIPAL OCCUPATION AND
            NAME                           TITLE                      FIVE YEAR EMPLOYMENT HISTORY
----------------------------  -------------------------------   -----------------------------------------
Anne Wagner Sanquini          Vice President and General        Ms. Sanquini has served as Vice President
                              Manager, HDL Division             and General Manager of the Hardware
                                                                Description Language (HDL) Design
                                                                Division since April 1999. From June 1998
                                                                to April 1999, Ms. Sanquini served as
                                                                Vice President, Marketing for Mentor.
                                                                From 1996 to 1998, Ms. Sanquini was Vice
                                                                President of Corporate Marketing for the
                                                                SunSoft operating company of Sun
                                                                Microsystems, Inc. Ms. Sanquini has been
                                                                with Mentor since June 1998.
Dennis Weldon                 Treasurer                         Mr. Weldon has served as Treasurer and
                                                                Director of Corporate Business
                                                                Development since February 1996. Mr.
                                                                Weldon served as Director of Business
                                                                Development from June 1994 to January
                                                                1996. Mr. Weldon has been employed by
                                                                Mentor since July 1988.
Marsha B. Congdon             Director                          Ms. Congdon has served as a Director of
                                                                Mentor since 1991. Since 1997, Ms.
                                                                Congdon's principal occupation has been
                                                                private investment. Ms. Congdon served as
                                                                Vice President, Policy and Strategy of US
                                                                West Inc. from 1995 to 1997.
James R. Fiebiger             Director                          Dr. Fiebiger has served as a Director of
                                                                Mentor since 1994. He has been Chairman
                                                                of the Board and Chief Executive Officer
                                                                of Lovoltech Inc. (a semiconductor
                                                                company) since 1999; Vice Chairman and
                                                                Managing Director of Technology Licensing
                                                                of Gatefield Corporation (a semiconductor
                                                                company) from 1998 to 2000; President and
                                                                Chief Executive Officer of Gatefield
                                                                Corporation from 1996 to 1998; Chairman
                                                                of the Board and Managing Director of
                                                                Thunderbird Technologies, Inc. (a
                                                                technology licensing company) from 1992
                                                                to 1997; Chairman of the Board of
                                                                Directors of Thunderbird Technologies,
                                                                Inc.; Director of QLogic Corporation (a
                                                                developer of semiconductor and
                                                                board-level products) and Actel
                                                                Corporation (a developer of field
                                                                programmable gate arrays).
David A. Hodges               Director                          Dr. Hodges has served as Director of
                                                                Mentor since 1995. Dr. Hodges is a
                                                                Professor in the Graduate School of the
                                                                Department of Electrical Engineering and
                                                                Computer Science at the University of
                                                                California at Berkeley ("UC Berkeley")
                                                                where he has been a faculty member since
                                                                1970. Dr. Hodges was Dean of the College
                                                                of Engineering at UC Berkeley from 1990
                                                                to 1996. Dr. Hodges is also a Director of
                                                                Silicon Image, Inc.

                                                                    PRESENT PRINCIPAL OCCUPATION AND
            NAME                           TITLE                      FIVE YEAR EMPLOYMENT HISTORY
----------------------------  -------------------------------   -----------------------------------------
Kevin C. McDonough            Director                          Dr. McDonough has served as a Director of
                                                                Mentor since 1999. Since 1999, he has
                                                                served as President and Chief Executive
                                                                Officer of ChipData, Inc. Dr. McDonough
                                                                was Vice President and General Manager of
                                                                National Semiconductor Corporation from
                                                                1997 to 1999 and served as Senior Vice
                                                                President of Engineering of Cyrix
                                                                Corporation from 1989 to 1997.
Fontaine K. Richardson        Director                          Dr. Richardson has served as a Director
                                                                of Mentor since 1983. His principal
                                                                occupation since 2000 has been private
                                                                investment. Dr. Richardson has been a
                                                                General Partner of Eastech III and Vice
                                                                President of Eastech Management Company
                                                                from 1983 to 2000. He also serves as
                                                                Director of ePresence, Inc.

     The name and position with Purchaser of each director and officer of Purchaser are set forth below. The business address, Mentor principal occupation or employment, five-year employment history and citizenship of each such person is set forth above.

                    NAME                                            TITLE
---------------------------------------------   ---------------------------------------------
Walden C. Rhines                                President, Chief Executive Officer and
                                                Director
Gregory K. Hinckley                             Chief Financial Officer and Director
Dean Freed                                      Secretary

                                                                     SCHEDULE II

                   TRANSACTIONS IN SHARES IN THE PAST 60 DAYS

  DATE    NO. OF SHARES PURCHASED   RANGE OF PRICE PER SHARE*
--------  -----------------------   -------------------------
11/27/01          53,400              $6.33 -- $5.895
11/28/01          55,500              $6.54 -- $6.2797
11/29/01          93,200              $7.55 -- $6.54
11/30/01          39,300              $7.48 -- $7.24
12/03/01          26,350              $7.50 -- $7.31
12/04/01          14,750              $7.45 -- $7.3594
12/05/01           8,800              $7.48 -- $7.39
12/06/01         120,300              $7.95 -- $7.48

---------------

* Net of Brokerage Commissions

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)

                                       OF

                               IKOS SYSTEMS, INC.
                                       AT
                              $11.00 NET PER SHARE
                                       BY

                               FRESNO CORPORATION
                          A WHOLLY-OWNED SUBSIDIARY OF

                          MENTOR GRAPHICS CORPORATION

     The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

                        The Depositary for the Offer is:

                            [WILMINGTON TRUST LOGO]

By Mail:                                       By Hand/Overnight Courier:
CT Reorg. Svcs., Drop Code 1615                Wilmington Trust Company
Wilmington Trust Company                       Rodney Square North
P.O. Box 8861                                  1100 North Market Street
Wilmington, Delaware 19899-8861                Wilmington, Delaware 19890-1615
                                               Attn: Corporate Trust Reorg. Svcs.

                                 By Facsimile:

                                 (302) 636-4145

                             Confirm by Telephone:

                                 (302) 636-6518

     If you have questions or need additional copies of this Offer to Purchase and the Letter of Transmittal, you can call the Information Agent at its address and telephone number set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                [MACKENZIE LOGO]

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                      E-mail: proxy@mackenziepartners.com
                                       or
                         Call Toll Free (800) 322-2885